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    WORLD MONITOR TRUST II--
    SERIES D
    MONTHLY REPORT/
    JULY 28, 2000

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         WORLD MONITOR TRUST II--SERIES D
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from July 1, 2000 to July 28, 2000 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of July 28, 2000 was $101.28, a decrease of 1.62% from the June 30, 2000 value of $102.95. The year-to-date return for Series D, which commenced trading on March 13, 2000, was an increase of 1.28% as of July 28, 2000.

The estimated net asset value per interest as of August 15, 2000 was $97.74. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ------------------------------
          Eleanor L. Thomas
          Executive Vice President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from July 1, 2000
  to July 28, 2000
Revenues:
Realized loss on commodity
  transactions...........................   $(41,360)
Change in unrealized commodity
  positions..............................    (48,546)
Interest income..........................     25,056
                                            --------
                                             (64,850)
                                            --------
Expenses:
Commissions..............................     24,861
Management fees..........................      5,175
Other transaction fees...................    (12,687)
Other expenses...........................      6,249
                                            --------
                                              23,598
                                            --------

Net loss.................................   $(88,448)
                                            --------
                                            --------

STATEMENT OF CHANGES IN NET ASSET VALUE
------------------------------------------------------
For the period from July 1, 2000
  to July 28, 2000
                                                Per
                                   Total      Interest
                                -----------   --------
Net asset value at beginning
  of period (51,608.946
  interests)..................  $ 5,313,209   $ 102.95
Additional contributions......      176,900
Net loss......................      (88,448)
Redemptions...................      (10,842)
                                -----------
Net asset value at end of
  period (53,224.398
  interests)..................  $ 5,390,819     101.28
                                -----------
                                -----------
                                              --------
Change in net asset
  value per interest.......................   $ (1.67)
                                              --------
                                              --------
Percentage change..........................     (1.62)%
                                              --------
                                              --------

------------------------------------------------------

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 --------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer

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